Exhibit 99.2

VOXX (2021 Q1 Results)

July 13, 2020

Corporate Speakers:

•	Glenn Wiener; GW Communications LLC; Owner
•	Pat Lavelle; VOXX International Corporation; President & CEO
•	Michael Stoehr; VOXX International Corporation; SVP & CFO
•	John Shalam; VOXX International Corporation; Chairman & Founder

Participants:

•	Beat Kahli; Kahli Holding AG; Co-Owner
•	Thomas Kahn; Kahn Brothers Advisors LLC; Chairman, President & Chief Compliance Officer

PRESENTATION

Operator^  Ladies and gentlemen, thank you for standing by. Welcome to VOXX International's first quarter conference call.

(Operator Instructions)

Please be advised that today's call is being recorded.

(Operator Instructions)

I would now like to hand the call over to Glenn Wiener, Investor Relations. Please go ahead.

Glenn Wiener^  Thank you, Michelle. Good morning. Welcome to VOXX International's Fiscal 2021 First Quarter Conference Call.

Our Form 10-Q was filed with the SEC, and we issued our press release after market close on Friday, July 7. Both documents can be found on the IR section of our website.

Our call today is being webcast live over the Internet, and a replay will be available approximately 1 hour after the completion of this call.

Speaking from management today will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will have prepared remarks, and we will then open up the call for questions. Our Chairman and Founder, John Shalam, is also available for questions.

I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information.

The company assumes no responsibility to update any such forward-looking statements. I would like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 29, 2020.

I will now turn the call over to Pat Lavelle. Pat?

Pat Lavelle^  Thank you, Glenn. Good morning, everyone.

As I indicated on our year-end call a few weeks ago, the first quarter of fiscal '21 would be slow given the impact of COVID-19, and indeed, it was. The March through May time period was the height of COVID shutdown, and although sales for the quarter were better than first anticipated, they were still off considerably. Consolidated sales were down $21.5 million from the same period last year.

We were impacted on the Automotive side by the closure of all domestic OEM manufacturers, idling our production facilities in Orlando and New Jersey. Our aftermarket sales were hit by the closure of the majority of new car dealers and automotive 12-volt retailers across the country. In fact, April was reported to be the worst month for car sales in over 30 years.

On our Consumer side, we were equally impacted by the closure of most retailers, and all movie theaters, which forced us to shut down our Klipsch production facility in Arkansas, where we produce commercial speakers for large venues. The only bright spot were some of the large brick-and-mortar retailers that sold food and remained open. We saw increases at retailers such as Walmart, Costco and others. Online activity picked up as well, but this was mostly offset by Amazon focusing on essentials for a large part of the quarter.

As I said on my last call, cognizant of a looming nationwide shutdown, we moved quickly in the first quarter to slash overhead, furloughing over 20% of our workforce; reducing salaries 10% to 25% across the remaining workers; eliminating all travel, trade shows; cut back on advertising and all outside third-party expenses; pausing our stock repurchase program; and generally preserving cash until we could determine the length and the severity of this pandemic.

We reduced our core overhead by nearly $7 million in the quarter, which was partially offset by the VSM acquisition, which began operations in February. Overall, we were able to achieve a $5.3 million reduction for the quarter in operating expenses. We drew down $20 million from our revolver due to initial concerns about possible liquidity problems in the banking system and to support business based on inventory purchases moving into the third quarter. as we are expecting an improvement.

Our operating loss came in at $7.9 million, which was better than we projected. However, the impact from this pandemic is far from over, but we remain cautiously optimistic. In June, the first month of our second quarter, we saw a rebound with sales up 30% year-over-year. Although a good portion is due to some pent-up demand, we saw things ease as the country slowly opened.

Sales of Consumer Accessory and Premium Audio products, both domestically and internationally were up as were Automotive aftermarket and fulfillment sales. And we expect additional contributions from the VSM and DEI acquisitions as we move forward. Our OEM sales were down as expected, but came in higher than forecasted. On a consolidated basis, we anticipate higher sales in July and August.

As to the Automotive segment, we expect gradual improvement for the balance of the year within our OEM and aftermarket groups. As well, we should see improvement at ASA, our 50% owned joint venture, who, too, was hit hard in the first quarter, but remained profitable. We are seeing an uptick in RV production, which bodes well for them going forward.

Our VSM acquisition is on target to have 100% of production move to our Florida facility with their synergies we anticipated will be realized, and we expect to have this completed by the end of August. By moving into Florida, we eliminate 2 facilities in New Jersey, employee costs, improved manufacturing efficiencies and removed G&A expenses. There are several million dollars of savings we expect to realize over the next year.

Last week, we announced the acquisition of majority of Directed Electronics' aftermarket business. We acquired the number 1 competitor of ours within the remote start and security space, powerful brands, a long-standing and loyal customer base and a talented engineering group. We also added their connected car solutions business in the transaction, strengthening our own telematics offering.

Let me highlight the positives of this transaction. The cash payment was only $11 million, and in return we received inventory valued at $9.1 million net of reserves; accounts receivables of approximately $4.9 million net of reserves; all intellectual property; computer and software systems; and engineering, testing and validation equipment. For the release and Form 8-K, we also assumed certain liabilities. With the brands we acquired, plus our own, we are the unquestioned market leader in the remote start and security categories with a stronger telematic product line and an expanded distribution network.

We expect to add approximately $50 million in annualized sales, again barring any further deterioration in the economy due to COVID. But we expect the acquisition to be accretive this fiscal year. And with the sale of inventory and AR collections, we believe we will be able to generate the cash purchase price within the next 2 quarters. And on 1 final note, the bulk of the liabilities assumed were to Nutek Corporation, a longtime standing vendor to VOXX, who agreed to exchange payment for 25% of the newly-created subsidiary.

To be clear, even with the additional business, the fiscal '21 will still be challenging for the Automotive segment due to the market environment and lower car sales as a result. But we are not in this business for 1 year. The investments we have made in technology, the addition of content into the vehicle, the alliances we have established, such as the most recent one with Amazon for Fire TV, will begin to play out next year as we deliver on the new awards that we announced last quarter.

We are also making investments in VSM now to improve their processes and to grow their business and expand in categories VOXX has not been in. The combination with VSM and with DEI enhances our technology, our engineering and product offerings. The synergies, particularly in engineering, we believe, will lead to new products for OEMs as well and should enable us to grow and enhance profitability over the next few years within the Automotive group.

Our Consumer segment posted a $9.1 million decline in net sales due to the reasons I addressed earlier, pretty much all COVID-related and brick-and-mortar retail closures. Despite this, the segment was essentially breakeven on a pretax income basis and in a more normalized environment, should be our highest profit generator this year, especially with the new programs and products that will be launched in the latter part of the second quarter and into the third. Klipsch branded products are doing very well. And in spite of the COVID impact, Klipsch is poised to post their highest sales and profitability in their history this year.

With respect to the Biometrics segment, sales were up, but they were small. I talked about the partnership with CMITech last quarter and earlier this month. We formed another partnership with Integral Technology Solutions, a company now focused on integrating iris biometric solutions for life sciences. Another partnership EyeLock has formed that will soon be announced is the Marubeni -- is with Marubeni to distribute EyeLock's technology in the Japanese market and throughout Asia. Marubeni has the right to deliver EyeLock's NXT and EXT offerings to their partners, covering a diverse set of industries, including automotive, financial and construction. We are also working with them to develop embedded solutions.

As to EyeLock's progress, we expect to hear the results of the final test within the health care space this quarter. And based on the volume anticipated with this program, it would be very impactful for EyeLock. Other projects I've discussed previously on my calls are ongoing, and we expect and hope to report further progress within the next few months.

As for the strategic process, our investment banker Imperial Capital has entered into a number of MDAs with companies, some very large, who are interested in EyeLock's technology, especially in light of the barriers companies are facing with fingerprint and facial biometrics. We will be exploring a number of different scenarios, looking for the best option to bring EyeLock's technology to the forefront while maximizing value for our shareholders. Due to the spike in COVID cases in certain parts of the country and travel restriction policies that remain in place, we will adjust our original timing to reflect this.

At this point, I'll turn the call over to Mike to review our financials. Michael?

Michael Stoehr^  Thanks, Pat. Good morning, everyone. I'll start with some details around our Q1 results and then shift to the balance sheet before we open up the call for questions. Total net sales were down $21.5 million, with the Automotive segment down $12.4 million, the Consumer Electronics segment down $9.1 million, and the Biometrics segment up approximately $100,000.

Within the Automotive Electronics segment, OEM sales were down $5.3 million and aftermarket product sales were down $7 million. VSM, acquired in the fourth quarter of fiscal 2020, added approximately $5 million in net sales during the fiscal 2021 first quarter. Within the Consumer Electronics segment, Premium Audio product sales were down $2.2 million and other CE product sales were down $7 million. Pat already discussed the drivers for both.

We reported gross margins of 27.7% compared to 27.8%, essentially flat year-over-year. Automotive Electronics segment margins were down 470 basis points due to product mix and lower volume, which resulted in lower overhead absorption, partially offset by higher margins associated with the VSM acquisition. Consumer Electronics segment margins were up 90 basis points, primarily due to higher sales of premium wireless and Bluetooth speakers and lower fulfillment sales of activity bands.

Within the Biometrics segment, in last year's fiscal first quarter, we had a release of inventory reserves, leading to significantly higher gross margins on small sales, whereas in this year's first quarter, margins were negative due to products produced for testing and validation.

Total operating expenses declined by $5.3 million, and as Pat noted earlier, before operating expenses associated with VSM, our core overhead was down approximately $7 million year-over-year or approximately 21%. We instituted aggressive cost control measures in Q1 and will continue to do the same until we see the market improvements.

Total other income for the first quarter was approximately $500,000 compared to $2.1 million in Q1 of fiscal 2020, a $1.5 million difference. ASA's income, which is reported as equity and income of equity investee, was down $600,000 due to the impact of COVID, similar to the rest of our business. And other net declined by $1.1 million due to a $1 million pickup on a life insurance policy in last year's first quarter and a $400,000 pickup in Q1 of this year, a lower interest rates related to our short-term money market investments year-over-year.

For the 3 months ended May 31, 2020, we had an income tax provision of $1.8 million, which includes a discrete income tax provision of $4.3 million related to an increase in valuation allowances as a result of the technical correction to our NOLs as provided in the CARES Act. This compares to an income tax benefit of $2.6 million for the 3 months ended May 31, 2019. The effective tax rate for fiscal 2021 and fiscal 2020 first quarters were an income tax provision of 24.3% and an income tax benefit of 52.7%, respectively.

We reported an operating loss of $7.9 million versus an operating loss of $7.1 million for the comparable first quarter periods. Net loss attributable to VOXX was $8.3 million compared to a net loss attributable to VOXX of $1.1 million for the same periods, and we reported an adjusted EBITDA loss of $3.4 million compared to an adjusted EBITDA loss of $1 million for the fiscal 2021 and fiscal 2020 first quarters, respectively.

As noted in our Form 10-Q, we ended the quarter with $69 million in cash compared to $37.4 million as of February 29, 2020. A portion of that cash increase is the $20 million defensive draw we made in April. As Pat mentioned, we are anticipating stronger and third quarter sales and also want to ensure to have sufficient availability to fund working capital needs. We are maintaining a defensive position with our balance sheet, given the increases in COVID cases after the gradual reopenings.

Our total debt as of May 31 was $28.1 million, with $20 million associated with our domestic credit facility, $7.5 million related to our Florida mortgage and $600,000 related to our Euro ABL for Magnat. This compared to the total debt as of February 29, 2020, of $8.2 million. And we had nothing outstanding on the domestic credit facility at that time. Note the debt position is up due to the drawer-anticipated inventory purchases leading into the Quarter 3.

Our balance sheet remains strong. We are managing expenses, inventory and buying programs and taking a conservative approach in our capital allocation strategies.

This concludes my remarks, and we will now open up the call for questions.

Pat Lavelle^  Thank you, Mike.

QUESTIONS AND ANSWERS

Operator^  (Operator Instructions)

Our first question comes from Beat Kahli of Kahli Holding.

Beat Kahli^  Normally, if I see a loss in a quarter, it's not time to congratulate, et cetera. But over this weekend since you published your 10-Q on Friday evening, was looking through it carefully, every page back and forth. And honestly, as an entrepreneur for 30 years, I have to tell you, you did well through this terrible quarter, March, April, May where almost everything was shut down around the globe.

Honestly, I was holding my breath when I saw the publication and needless to say, a loss is never good for all of us, but considered what was happening in the world, consider what's happening in your industry particularly the Automotive, but as well the Consumer segment, I have to tell you, you reacted quickly and can't always complain in this regards.

I'm pleased that you did what you did to keep the company where it is. I'm pleased with the balance sheet. So thank you for your reaction to COVID-19. That doesn't obviously mean we're out of the hot water. But I'm more and more confident that we are starting VOXX more and more on a daily basis with our entire team that here is a company who has gone through 6 decades of ups and downs. Again, thank you to the management for getting us through this really, really rough time, and I'm optimistic that if you can do those 3 months, things can only get better.

To one of my questions, I mean, in a changing world, probably first question, we are seeing around the globe in all our businesses potential insolvency cases. Have you done health checks on your supplier distribution partners? Or do you expect any key suppliers, distributors, retailers which you have to face solvency issues?

Pat Lavelle^  Beat, thank you. At this particular point, we believe we have reserve for any questionable bad debt based on what we had seen within our customer base. And at this point, we do not see any problems within any of the vendor base. We have, as you know, due to the tariff situation over the past 2 years, moved some of our manufacturing out of China into Vietnam back into Taiwan and some other areas that may have created some stress on some of our vendors but we believe that they are solid. And in many cases, we are operating in the new countries.

Beat Kahli^  Got it. Watching Klipsch, and it looks like that the e-commerce -- seem to have really worked well for you in Klipsch. And when you're looking at the Automotive segment, do you still see brick-and-mortar as the main sales channel? Or are you also taking steps towards adding more e-commerce options?

Pat Lavelle^  Absolutely. The e-commerce impact that we had this year was primarily Amazon, which focused on -- for the better part of the quarter, focused on essentials only and were not really delivering on speakers or some of the other things that we carry. However, we had a strong uptick in our own online sales and with customers who are primarily an online operation. We believe that is going to continue because they've had a very successful quarter through COVID because of their online deliveries, and we believe that there's no reason why that should change.

Beat Kahli^  That's great. I mean, I also noted in that, obviously, very important after $60 million plus spent that on EyeLock, first, sales are occurring. Interesting partnerships may occur. I mean, it's always good to go into the sales mode after many, many years of investing. In general, how do you expect your retail distribution channels to change going forward? Not only COVID-19, but in general. And you answered a few. I mean, you have a general comment how the distribution channels going forward will change for you?

Pat Lavelle^  Well, I think when you've got to look at each segment separately. In the Automotive, I don't see a major shift. Only from the standpoint of the installation,

complexity of the product, it is probably going to stay similar to where it is today with the types of products that we sell. Certainly, consumer products will move more online wherever they can, but we still have a certain portion of our business with integrators and with large venues that require installation, which will again keep that segment of the market active in the integrator and installation market.

On the Biometric side, we -- the portion of the sales that we have today are primarily perimeter access products that we sell-through all security integrators because it's really the security integrators back end that we tie into. So if you have a Lenel system in your corporation, we're working with them to have them install our product.

On the other side of our business, which is what I've referred to in the past as the most explosive side of the Biometric business, is the embedded solution where we can embed our software, our technology on to someone else's products who may have very, very large sales of those products. And that's the area that we're focusing on.

Certainly our NXT and EXT and our new CMITech product that will be introduced earlier in the third quarter, I think you'll see continued growth there only from the fact that the barriers, as I've indicated on facial and fingerprint, continue to grow. So I think EyeLock is a beneficiary of that. But as you look into the more sophisticated systems that either require dual modalities to open up the system, iris is, in our estimation, definitely going to be a part of those modalities.

Beat Kahli^  No. I will hang in there. I mean, more and more, we are watching this company. You survived the last 6 years, you will survive the next 6 years. And we'll be your loyal shareholder going to the future, accumulating where possible. I think you're doing a good job through COVID-19. And obviously, the jury is out in the future. So good luck.

Pat Lavelle^  Thank you. Have a good day.

John Shalam^  Beat. This is John Shalam. Appreciate your remarks, and I want to thank you for your support. Thank you.

Operator^  Our next question comes from Thomas Kahn of Kahn Brothers.

Thomas Kahn^  Pat, I see that you paid $11 million cash for this Directed company. You said you're going to get your money back in 4 to 5 months?

Pat Lavelle^  Yes.

Thomas Kahn^  Selling 25% of it -- that's against $3 million. So if you have $8 million cash in it, can we expect you to get that $8 million cash back by December 31?

Pat Lavelle^  Yes. But Tom, when you look at the situation, the way it's structured, there was no multiple of earnings. There's no blue sky paid. We essentially picked up about

$4.9 million of receivable, and we picked up $9.1 million of inventory. The inventory should go out over the next 2 quarters. And the first part of the receivables should be received over the first 60 days.

So that's where we believe that the initial purchase price will be recovered quickly. Because the inventory net of reserves is $9.1 million, and we expect to be able to move the bulk of that inventory over the next 2 quarters. So -- but let me finish. Going forward, obviously, there's going to be working capital required to continue the business and continue the sales, but that's really no different than us buying inventory to make sales of, let's say, VOXX. And that's the way we're looking at it.

Thomas Kahn^  Being that said, why would the seller sell this business to you at such an advantageous arrangement, whereby you get all your money back by year-end?

Pat Lavelle^  They were phased. First off, they were owned by a private equity company. The fund had closed, okay? And they had been trying to sell this company for a number of years. We have been in contact with them for a number of years. And when COVID hit, that kind of put it to the point where they were not going to support it any further. And based on that, we were able to negotiate what we perceive as to be very, very good terms.

Thomas Kahn^  Well, it sounds to me like should this all come about, if I talk to you in January, you're going to tell me, we got all our money back, and we own the business.

Pat Lavelle^  Yes. That's our anticipation. We own the business. One of the large receivables, as I indicated, was to Nutek. So instead of laying out the cash that was owned to Nutek and you have to remember, we have a long-standing relation with [Charles Chan], the owner of Nutek. I've known him for over 40 years. And there was a strong trust there. And therefore, the amount of monies that were owed to him, he decided to put into the company.

Thomas Kahn^  Okay. Well, I'm just saying that normally, if I would invest in a business, which entails some degree of risk, and I put $11 million cash into it, I would expect to earn $1.1 million on it, 10%. That would be a reasonable kind of return. If you get there, that would be great. But as I say, I'm from Missouri.

Pat Lavelle^  Yes. I get that. And -- but we're very confident that when we look at the structure that was there -- in our release, we had indicated we've taken, I think, 64 people. The company had, pre-COVID, over 200, and I think, 20 people that were required to run the company. Post-COVID, they had cut down to 139.

And the employees that we took were primarily engineering, which enhances our own engineering capability, but with the fact that VOXX has the basic infrastructure in place. And this is a business that is very, very close to what we do in a certain segment of our Automotive business. That is where we believe we can generate a very good return, given the margin structure of the company that we required, okay -- that we acquired and the amount of overhead that is necessary to move it forward.

Thomas Kahn^  Okay. I'll put it in my diary for 2021, January 15 then we can talk about it.

Pat Lavelle^  All right, Tom. That's a deal.

Operator^  There are no further questions at this time.

Pat Lavelle^  Well, okay. Once again, I'd like to thank you for taking some time to come on the call this morning. Obviously, we are in unprecedented times. We are concerned with the fact that the COVID continues to rise in certain areas. That may create some uncertainty, but also we're hoping that with the work that is being done on a vaccine, that we're going to be able to live within the constraints of COVID and still do business. Thank you. Stay safe, and have a good day.

Operator^  Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect. Everyone, have a great day.

Pat Lavelle^  Bye-bye.

Operator^  Bye-bye.